FEE WAIVER AGREEMENT

AGREEMENT made as of December 10, 2015 (the “Effective Date”), by and between WisdomTree Asset Management, Inc. (“WTAM”) and WisdomTree Trust, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust listed on Schedule A, as amended from time to time (each, a “Fund”).

WHEREAS, WTAM serves as investment adviser to each Fund pursuant to an Investment Management Agreement with the Trust dated March 26, 2013 (“Management Agreement”); and

WHEREAS, WTAM is entitled to a fee under the Management Agreement in exchange for providing advisory and other services, and paying all of the Trust’s expenses except those specifically excluded therein (“Management Fee”); and

WHEREAS, the Trust and WTAM each desire to reduce the Management Fee during an initial period following the launch of the Fund.

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto and hereinafter set forth, the parties covenant and agree as follows:

1. Fee Waiver. For the term of this Agreement, WTAM agrees to reduce its Management Fee to the percentage of the Fund’s average daily net assets shown in Schedule A.

2. Duration and Termination. The term of this Agreement with respect to each Fund is for the period from the Effective Date through close of business on December 10, 2016.

This Agreement may be terminated by the Board of Trustees of the Trust, for any reason, at any time.

This Agreement shall automatically and immediately terminate with respect to each Fund if:

(i) the Adviser no longer serves as investment adviser to such Fund, or

(ii) in the event of an “assignment” (as defined in the Investment Company Act of 1940).

The termination of this Agreement with respect to any one Fund will not cause its termination with respect to any other Fund.

3. Amendment. This Agreement may not be amended except by a writing signed by the parties.

4. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to its conflict of law principles) and the applicable provisions of the Investment Company Act of 1940. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

5. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WISDOMTREE TRUST		WISDOMTREE ASSET MANAGEMENT, INC.

By:		By:
	Jonathan Steinberg, President		Gregory Barton, Chief Operating Officer

Schedule A

Fund	Management Fee (Before Waiver)	Management Fee (After Waiver)
WisdomTree Dynamic Long/Short U.S. Equity Fund	0.53%	0.48%

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